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                                                                    Exhibit 99.1



ELECTRO-OPTICAL SCIENCES, INC. SIGNS PRODUCTION AGREEMENT WITH ASKION GMBH TO PRODUCE MELAFIND(R) IMAGING DEVICE

IRVINGTON, N.Y., Jan 30, 2006 /PRNewswire-FirstCall via COMTEX News Network/ -- Electro-Optical Sciences, Inc. (EOS) (Nasdaq: MELA), a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma, today announced that it has entered into an agreement with ASKION GmbH for the production of the MelaFind(R) hand-held imaging device.

The agreement calls for ASKION to produce MelaFind imaging devices for EOS to be utilized in the company's pivotal trial. EOS anticipates conducting the trial at over 20 clinical study sites in the U.S. The purpose of the pivotal trial is to establish the safety and efficacy of MelaFind in the imaging of suspicious skin lesions. Financial terms of the agreement were not disclosed.

"This agreement is an important milestone for EOS and is a significant step in our pre-commercialization process," said Joseph V. Gulfo, President and CEO of EOS. "2006 will be an exciting year for EOS as we conduct our clinical trials and anticipate PMA approval and commercialization of MelaFind in 2007."

"ASKION has a solid reputation for top quality production and manufacturing. I have had first-hand dealings with ASKION management and personnel for 15 years since my days at Bayer Diagnostics US and AGFA. We look forward to working with them to produce these commercial grade units," said Gerald Wagner, PhD, Acting Chief Operating Officer and member of EOS's Board of Directors.

"We are pleased that EOS has selected ASKION to produce the MelaFind imaging system. We look forward to supporting the company in their strategy of developing a leading technology in the detection of melanoma," said Lutz Doms, Managing Director of ASKION GmbH.

About Electro-Optical Sciences, Inc.

EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind, EOS's flagship product, features a hand-held imaging device that emits multiple wavelengths of light to capture images of suspicious pigmented skin lesions and extract data. The data are then analyzed against EOS's proprietary database of melanomas and benign lesions using sophisticated algorithms in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.

Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.

For more information on EOS, visit http://www.eosciences.com.

About ASKION GmbH

The company started as a part of Agfa-Gevaert AG in 1991, mostly with employees from the former Carl Zeiss Jena. Its focus originally was on development and production of printing machines for the photo industry. In 1995 it expanded these activities to digital printing devices using color laser exposure systems.

ASKION GmbH was formed in 2005 as a management buy-out. Located in the center of the Jena-Dresden-Leipzig industrial and technology region, the company's facilities include 77,000 square ft R&D and manufacturing areas, which have cleanrooms, and climate- and light-testing equipment. ASKION draws upon many years of experience in the development of complex systems, including electronic hard- and software, opto-electronics and test equipment as well as strict adherence to quality management standards. Production capabilities encompass: samples, prototypes, initial ramp-up and commercial production or transfer of serial production to other locations. Specific applications include printing and exposure as well as medical devices and instrumentation. For more information on ASKION visit http://www.Askion.com
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Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.

SOURCE Electro-Optical Sciences, Inc.

Fern Lazar of Lazar Partners for Electro-Optical Sciences, Inc.,
+1-212-867-1762, flazar@lazarpartners.com